EXHIBIT 99.1



               PARK ELECTROCHEMICAL CORP. ANNOUNCES
              RESIGNATION OF CHIEF FINANCIAL OFFICER

Melville, New York, July 25, 2005... Park Electrochemical Corp. (NYSE-PKE) announced the resignation of Murray O. Stamer as Senior Vice President and Chief Financial Officer of the Corporation effective August 12, 2005 after 16 years of service to the Corporation. Mr. Stamer is resigning to accept a senior financial officer position with another publicly traded corporation. The Corporation is conducting a search to fill the position of Chief Financial Officer.

Brian Shore, Park's President and CEO, said, "I would like to thank Murray for his wonderful service to the company throughout the years! I enjoyed working with Murray very much, and I will surely miss him! We all wish Murray the very best of luck in the future. Thank you, Murray!"

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials and advanced composite materials for the electronics, military, aerospace, wireless communication, specialty and industrial markets. The Company's manufacturing facilities are located in Singapore, China (currently under construction), France (two facilities), Connecticut, New York, Arizona and California. The Company operates under the FiberCote, Nelco and Neltec names.

Additional corporate information is available on the Company's web site at www.parkelectro.com.
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